EXHIBIT A

BOURBON BROTHERS HOLDING COMPANY, LLC
DESCRIPTION OF BUSINESS

Bourbon Brothers Holding Company, LLC (“BBHC”) is a Colorado limited liability company that holds a license to all of trademarks and licensing rights in “Bourbon Brothers.”  The licensor and owner of the “Bourbon Brothers” trademark and licensing rights is Bourbon Brothers, LLC, (“BBLLC”), a Colorado limited liability company and an affiliate of BBHC by common ownership.

The concept of the Bourbon Brothers brand and the subsequent business plan were conceived by founder JW Roth and a handful of his bourbon-drinking friends.  BBHC anticipates deriving revenue from multiple business lines, all being characterized by a distinctive southern flare, premium quality and exceptional value.  All products will leave you feeling as though you just finished a Sunday afternoon brunch at a friends and family gathering where you sampled exceptionally prepared southern food, delighted in the richest desert and finished the dusk of the afternoon sipping your favorite bourbon on the front porch swing overlooking the bluegrass covered hills of the countryside.

The brand was born out of the legend of the life and times of two brothers in central Kentucky and through the challenging cards life dealt them.  Today the foundation of the brand is the recipes and the hospitality of their endearing grandmother who created the finest southern food in the region.  The legend of the Bourbon Brothers is at the heart of our brand.

Business Units

There are several distinct business units for BBHC:

Bourbon Brothers Holding Company, LLC (“BBHC”) - The umbrella management company for all business units to encompass the executive management of all aspects of the brand.  All components of the brand were licensed from BBLLC, a separately owned entity from whom the licenses were contracted, with the exception of the architectural intellectual property of the restaurant concept.

Bourbon Brothers Restaurant Group, LLC (“BBRG”) – Owns the corporate owned stores to encompass several Bourbon Brothers brands.

BBRG owns Bourbon Brothers Southern Kitchen Colorado Springs, LLC (“BBCS” f/k/a Bourbon Brothers Smokehouse and Tavern Colorado Springs, LLC). BBCS has signed a ten-year renewable lease for the restaurant location and building at a combined monthly rental rate of approximately $32,000 per month with BBLLC, whose founders are also the same founders of BBHC.  This first location will set the standard for the brand and will establish a premium location in the setting of a southern, farm-house estate accompanied by a traditional distillery.

BBRG also owns Bourbon Brothers Seafood and Chophouse Colorado Springs, LLC (“BBSFCH”).  BBSFCH is in negotiations to have a 50-year ground lease from a related party, 13121 Bass Pro Drive Investors, LLC, at a monthly rental rate of approximately $15,000 per month.  BBSFCH is anticipated to fund the construction of its own building as the restaurant is not anticipated to have rental payments outside of the ground lease.

A significant component of the Transaction involves the successful tax free spinoff of 49% of the ownership of BBCS from BBRG to BBHC’s current members to an entity called Bourbon Brothers Investors, LLC.

Bourbon Brothers Franchise, LLC (“BBF”) - Serves as the franchisor for Bourbon Brothers to include franchise opportunities for Bourbon Brothers Southern Kitchen restaurants, Bourbon Brothers Seafood and Chophouse restaurants and Bourbon Brothers Pie Kitchens.  The suite of management and services that may be made available to franchisee investors include: real estate, restaurant management, and franchise royalties and services.

Bourbon Brothers HQ and Pie Kitchen, LLC (“BBHQ”) – This entity is anticipated to be the headquarters for BBHC and its subsidiaries.  This entity will also serve as the first location for a Bourbon Brothers Pie Kitchen to serve homemade ice cream, pies and other desserts.  The location for this entity will be part of the Bourbon Brothers campus, situated between BBCS and BBSFCH.  BBHQ is anticipated to have a 50-year ground lease from a related party, Bourbon Brothers #14, LLC (“BB14”), at a monthly rental rate of approximately $10,000 per month.  BBHQ is anticipated to fund the construction of its own building as it is not anticipated to have rental payments outside of the ground lease.

Bourbon Brothers Brand, LLC (“BBB”) - Manages all aspects of the Bourbon Brothers brand and anticipates establishing licensing and royalty agreements with producers of bourbon, spices, cigars and other products that fit our core brand.  It is not anticipated that BBB will directly develop these products, but rather that it will establish joint ventures to leverage the brand in partnership with premium providers of the complementary products. BBB may establish marketing, e-commerce, catalog sales and distribution capabilities to provide for sale of the products through our stores and channels.

Set forth below is an organizational chart of the Bourbon Brothers entities.  Prior to the closing of the Transaction, BBHC will cause forty nine percent (49%) of the membership interests of BBCS to be distributed to the then-current members of BBHC.

Capitalization of BBHC

The founding members of BBLLC are also the founding members of BBHC and own in the aggregate 10,000,000 Class A voting units in BBHC.  The capitalization of BBHC consists of 10,000,000 Class A voting units outstanding and up to 8,000,000 Class B non-voting units that may be issued and outstanding at the time the Transaction is approved. Robert B. Mudd is the interim Chief Executive Office and interim Chief Financial Officer of Smokin Concepts Development Corporation and is also the sole Manager of BBHC and its subsidiaries.  Other than the distinction between Class A voting and Class B non-voting, all units shall have identical rights.  There are 650,000 options outstanding to acquire Class B units, of which none are vested.

Compensation of BBHC Manager

Robert B. Mudd is the sole Manager of all entities under the BBHC umbrella, and none of the entities has separately designated officers.  Prior to August 1, 2013, no compensation was paid to the Manager of any of the entities under the BBHC umbrella.  Since that date, BBHC compensates Mr. Mudd $10,000 per month for his services in his capacity of Manager.

Material Contracts; Related Party Transactions

License Agreement with BBLLC. On April 18, 2013, BBLLC and BBHC (and certain of its subsidiaries) entered into a license agreement whereby BBHC was granted the right to use the trademark “Bourbon Brothers,” federal serial number 85858267 with an application filing date of February 23, 2013. The license grants BBHC and certain affiliates a fully paid-up, nonexclusive, world-wide, perpetual, irrevocable and royalty free license to make, have made for BBHC, use, offer to sell, sell, distribute, export or import Licensed Products and the use of the trademark in the restaurant and bar industry. “Licensed Products” mean all products that incorporate, utilize or are made with the use of the trademark.

Property Lease with a BBCS. On May 29, 2013, BBCS entered into a 10-year lease with BBLLC for the real property in connection with the restaurant location in Colorado Springs located at 13021 Bass Pro Drive, Colorado Springs, Colorado 80921.  The lease commences upon taking possession of the premises, which is currently anticipated to occur in December 2013.  Initial monthly rent is approximately $32,000 per month for the first 60 months, and thereafter subject to adjustment every 60 months. The initial monthly rent may be increased if the construction cost of the restaurant exceeds $2,000,000.  Any increase on a yearly basis will equal 11% of the construction costs in excess of $2,000,000.

Risk Factors of BBHC

The BBHC business plan involves a significant amount of risk, including among other items the risk factors described below. These risk factors likely are not exhaustive. Shareholders of Smokin Concepts Development Corporation should consider the following risks associated with BBHC when determining how to vote on Proposal One.

BBHC does not have an operating history.  BBHC’s operating subsidiary BBCS was formed in April 2013 and is not anticipated to begin active business operations until November of 2013.  Therefore BBHC is subject to many risks common to enterprises with limited or no operating history, including potential under-capitalization, limitations with respect to personnel, financial and other resources, and limited customers and revenue sources.  There can be no assurance that BBHC will not encounter setbacks with the on-going development and implementation of its business plan.  Further, as a result of the recent volatility of the global markets, a general tightening of lending standards, and a general decrease in equity financing and similar type transactions it could be difficult for BBHC to obtain funding to allow it to continue to develop its business operations.

General economic conditions could have a material adverse effect on its business, results of operations and liquidity.  Consumer purchases of discretionary items, including BBHC’s products, generally decline during weak economic periods and other periods where disposable income is adversely affected.  BBHC’s performance is subject to factors that affect worldwide economic conditions including employment, consumer debt, reductions in net worth based on severe market declines, residential real estate and mortgage markets, taxation, fuel and energy prices, interest rates, consumer confidence, value of the U.S. dollar versus foreign currencies and other macroeconomic factors.  Recently, these factors have caused consumer spending to deteriorate significantly and may cause levels of spending to remain depressed for the foreseeable future.  These factors may cause consumers to purchase products from lower priced competitors or to defer purchases of products altogether.  Continued economic weakness could have a material effect on BBHC’s results of operations, liquidity and capital resources.

BBHC likely will need additional capital in the future and it may not be available on acceptable terms.  The development of BBHC’s business model will likely require significant additional capital in the future to, among other things, fund its operations and growth strategy.  BBHC may rely on bank financing and also may seek access to the debt and/or equity capital markets.  There can be no assurance, however, that these sources of financing will be available on reasonable terms, or at all.  These factors may make the timing, amount, terms and conditions of additional financings unattractive to us.  If unable to raise additional capital, BBHC’s growth could be significantly impeded and/or it may be unable to execute upon its business model.

BBHC is dependent on its key personnel and likely will need to hire additional personnel.  BBHC’s future successes depend on its ability to identify, attract, hire, train, retain and motivate highly skilled executive, technical, sales and marketing and business development personnel.  BBHC is currently particularly dependent on the efforts of J.W. Roth and Robert B. Mudd.  To date BBHC has not entered into an employment agreement with any of its principals.  The loss of either Messrs. Roth or Mudd would likely have a significant negative impact on BBHC’s operations and growth strategies.  Competition for qualified personnel may be intense.  If BBHC fails to successfully attract, assimilate and retain a sufficient number of such personnel, its business will suffer.

As a new business venture, BBHC’s start up and operational costs may be greater than projected.  The costs of new business start-ups in the restaurant industry are often underestimated and may increase by reason of factors beyond BBHC’s control.  Such factors may include weather conditions, legal costs, labor disputes, governmental regulations, equipment breakdowns, property availability, governmental regulatory interference and other disruptions.  While BBHC intends to manage these costs diligently, the risk of running over budget is always significant and may have a substantial adverse impact on the profitability of BBHC.  In such event, additional sales of Company ownership interests or additional financing may be required to continue the business of BBHC, and there can be no guaranty that BBHC could successfully conclude such additional sales or obtain such additional financing at all or on terms that were acceptable to BBHC, which could have a materially adverse effect on BBHC and its operations.

The restaurant location in Colorado Springs is leased but construction is not complete.  BBCS has established a lease for the restaurant location in Colorado Springs but construction of the property and restaurant is not complete and any delays may impact the ability for the store to open by November 2013 , which would have a negative effect on the BBHC business plan and operations.

The restaurant business is subject to a significant amount of regulation and licensing requirements.  BBHC’s proposed business is subject to various federal, state, and local government regulations, including those relating to the food safety and disclosure, alcoholic beverage sale and control, public accommodations, and public health and safety.  These regulations are subject to continual changes and updating.  Difficulties or failures in obtaining or maintaining the required licenses and approvals or maintaining compliance with existing or newly enacted requirements could delay the opening or affect the continued operation and profitability of one or more restaurants in a particular area.

BBHC is also subject to “dram shop” statutes in certain states, such as Colorado.  These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.  Failure to comply with alcoholic beverage control or dram shop regulations could subject BBHC to liability and could adversely affect our business.

Various federal and state employment laws will govern the relationship between BBCS and its employees and affect operating costs.  These laws govern minimum wage requirements, overtime pay, meal and rest breaks, unemployment tax rates, workers’ compensation rates, citizenship or residency requirements, labor relations, child labor regulations, and discriminatory conduct.  Additional government-imposed increases in federal and state minimum wages, overtime pay, paid leaves of absence, and mandated health benefits, increased tax reporting and tax payment requirements for employees who receive tips or a reduction in the number of states that allow tips to be credited toward minimum wage requirements could harm BBHC’s operating results.

BBHC growth is dependent upon attracting and retaining qualified franchisees and their ability to operate their franchised stores successfully.  BBHC’s continued growth and success is dependent in part upon its ability to attract, retain and contract with qualified franchisees.  BBHC’s growth is dependent upon the ability of franchisees to operate their stores successfully, promote and develop our store concepts, and maintain its reputation for an enjoyable in-store experience and high quality products.  BBHC is still developing its franchise relationship requirements and has no assurance that the terms of the franchise will be acceptable or attractive to anyone.  There can be no assurance that franchisees will be able to operate successfully in their franchise areas in a manner consistent with our concepts and standards. Despite BBHC’s due diligence, franchisees may ultimately lack the business abilities or sufficient access to the financial resources necessary to open the restaurants required by their agreements, or prove to be effective operators and remain aligned with BBHC on operations, promotional or capital-intensive initiatives.  Further, franchisees are expected to be independent third parties whom BBHC will not control. If franchisees do not successfully operate restaurants in a manner consistent with applicable laws and required standards, royalty payments to BBHC and its affiliates may be adversely affected. If customers have negative perceptions or experiences with operational execution, food quality or safety at franchised locations, BBHC and its affiliates’ brand image and reputation could be harmed, which in turn could negatively impact BBHC’s business and operating results.

BBHC is involved in a number of related party transactions.  Many of the founders, managers and members of BBHC (and its subsidiaries), are involved as founders, members and managers of BBLLC and BB14.  There is no assurance or guarantee that such related party transactions will be fair to BBHC in the future.  In addition, there is no guarantee that the officers, directors and managers will be able to maintain their fiduciary responsibilities to BBHC in the instance of related party transactions.

There are many risks associated with forward-looking information.  Much of the information presented in this description of BBHC’s business contains forward-looking statements as BBHC is an early-stage company.  Although BBHC believes the forward-looking statements have reasonable bases, BBHC cannot offer any assurance that it will be able to conduct its operations as contemplated.